                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-43727


                           LOCAL FINANCIAL CORPORATION
                         SUPPLEMENT NO. 3 TO PROSPECTUS
                              DATED APRIL 20, 1998


         This supplement No. 3 (this "Supplement") to the Local Financial Corporation ("Local Financial") prospectus dated April 20, 1998 (as previously supplemented, the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following persons and information about the number of shares of Common Stock and principal amount of Senior Notes owned and offered by such persons to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.

                                                        NUMBER OF SHARES OF                    PRINCIPAL AMOUNT OF
                                                           COMMON STOCK                     SENIOR NOTES BENEFICIALLY
                                                      BENEFICIALLY OWNED AND                    OWNED AND OFFERED
          NAME OF SELLING HOLDER                          OFFERED HEREBY                             HEREBY
--------------------------------------------     ----------------------------------     ----------------------------------
David N. Brown                                                      --                             100,000
College Retirement Equities Fund                                65,000                                --
Gross Foundation, Inc.                                          20,000                                --
Lorraine - Urethane Employee                                    10,000                                --
     Pension Voluntary Contribution
Putnam Funds Trust - Putnam High                             1,300,000                                --
     Yield Trust II
Putnam High Yield Fixed Income                                 200,000                                --
     Fund, LLC
Seneca Capital                                                  30,000                                --
Dean V. and Barbara O. White                                    50,000                                --



         The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  THE DATE OF THIS SUPPLEMENT IS JULY 2, 1998.